Exhibit 99.1

GeoVax Labs Reports 2011 Financial Results

Two Ongoing Clinical Trials for HIV/AIDS Vaccines; Two More Planned for Late 2012
Data from Phase 2a Clinical Trial Expected Later This Year

ATLANTA, GA, March 28, 2012 – GeoVax Labs, Inc. (OTCQB/OTCBB: GOVX), an Atlanta-based biotechnology company developing innovative HIV/AIDS vaccines, today announced its financial results for the year ended December 31, 2011 and provided a business update.

“We are proud of our accomplishments during the past year in advancing our HIV/AIDS vaccine candidates,” said Robert T. McNally, Ph.D., GeoVax President and CEO. “Both our preventive and therapeutic vaccine clinical programs achieved significant milestones, and we are positioned to make exceptional progress during 2012.”

The following table reflects the current status of GeoVax’s vaccine candidates:

Vaccine Candidate	Stage of Indication	Clinical Development	Trial Sponsor
B – DNA/MVA	HIV – Prevention (Clade B)	Clinical – Phase 2a	NIH/HVTN
B – DNA-GM/MVA	HIV – Prevention (Clade B)	Clinical – Phase 1	NIH/HVTN
B – DNA/MVA	HIV – Treatment (Clade B)	Clinical – Phase 1/2	GeoVax
B – DNA-GM/MVA	HIV – Treatment (Clade B)	Planning – Phase 1/2	NIH/IMPAACT
C – DNA/MVA	HIV – Prevention (Clade C)	Preclinical	n/a
C – MVA	HIV – Prevention (Clade C)	Preclinical	n/a

Clinical Development Highlights

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Preventive Vaccine – Phase 2a Trial. The Phase 2a clinical trial was fully enrolled in December 2011 and patient inoculations were completed in January 2012. Study analysis and completion is expected during 2012.

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Preventive Vaccine – GM-CSF Adjuvanted Version. The HIV Vaccine Trials Network (HVTN) agreed to sponsor and conduct Phase 1 clinical testing of the next generation of GeoVax’s preventive vaccine that demonstrated a 70% rate of infection prevention in preclinical studies. This trial is expected to commence in April 2012, and, assuming successful outcome, the Company expects this version of the vaccine to be carried forward into Phase 2b efficacy testing. GeoVax has commenced planning for the Phase 2b trial by scheduling vaccine production and beginning discussions with the HVTN regarding protocol development.

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Therapeutic Vaccine – Treatment Interruption Study. GeoVax added a third clinical site to this Phase 1/2 trial during 2011, and inoculated the first patient in December 2011. The primary goal of this study is to document the safety and immunogenicity of the vaccine in HIV-positive patients with well-controlled infections. The Company anticipates full enrollment of the trial during 2012, with meaningful data in 2013.

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Therapeutic Vaccine – Drug Combination. GeoVax is planning a Phase 1 clinical trial to investigate the use of its therapeutic vaccine in combination with standard-of-care drug therapy in young adults. This trial would likely be conducted by the International Maternal Pediatric Adolescent AIDS Clinical Trial Group (IMPAACT), and the Company is currently seeking NIH financial support for the trial. Current theories include using the combination of an effective vaccine and oral medication together to potentially completely eradicate the HIV virus and thus cure the disease. The oral medication would suppress the virus to a low level and the subject’s immune system, which has been activated by the vaccine, could theoretically eradicate the remaining virus.

Dr. McNally continued, “Looking ahead into 2012, we expect to achieve several milestones, including the reporting of data from our Phase 2a preventive trial, enrollment completion for our Phase 1/2 therapeutic trial, and the potential initiation of two new government-supported Phase 1 trials. We are carrying out a well-focused strategy aimed at expeditiously and cost-effectively advancing our clinical programs.

“In addition to the clinical progress we expect to achieve, we are executing on our program to judiciously boost our financial resources, as demonstrated by our recent announcement of a $2.2 million private placement of convertible preferred stock and warrants. We will also be working toward uncovering and evaluating potential strategic corporate development opportunities and improving our visibility to potential investors.”

Full Year 2011 Financial Results

GeoVax reported a net loss for the year ended December 31, 2011 of $2.3 million, or $0.15 per share, based on 15.7 million weighted average shares outstanding. For the year ended December 31, 2010, the Company reported a loss of $2.7 million, or $0.18 per share, based on 15.7 million weighted average shares outstanding.

The Company reported revenues of $4.9 million for 2011, related to its Integrated Preclinical/Clinical AIDS Vaccine Development (IPCAVD) grant from the NIH. This compares to $5.2 million of grant revenue reported in 2010, which included $4.9 million related to the IPCAVD grant and a one-time award of $244,000 pursuant to the Qualifying Therapeutic Discovery Project (QTDP) program enacted as part of the Patient Protection and Affordable Care Act of 2010. As of December 31, 2011, there is approximately $3.9 million in unused IPCAVD grant funds available for use through August 31, 2012 (the end of the original project period).

Research and development (R&D) expenses were $4.3 million in 2011, compared with $4.8 million in 2010. R&D expenses include $3.0 and $3.4 million for 2011 and 2010, respectively, in direct costs funded by the IPCAVD grant; and also include vaccine manufacturing costs and costs related to the Phase 1/2 clinical trial of the Company’s therapeutic vaccine, being sponsored by GeoVax. Costs associated with the conduct of the Phase 2a clinical trial of GeoVax’s preventative vaccine (being conducted by the HVTN) are being funded directly by the NIH and are therefore not reflected in GeoVax’s financial statements.

General and administrative (G&A) expenses were $3.0 million and $3.2 million in 2011 and 2010, respectively. G&A expenses were lower during 2011 due to more efficient management of our operations, and lower costs associated with our financing activities.

GeoVax reported cash balances of $1.2 million at December 31, 2011, as compared to $1.1 million at December 31, 2010. Summarized financial information is attached. Further information concerning the Company’s financial position and results of operations are included in its Annual Report on Form 10-K, expected to be filed with the Securities and Exchange Commission before March 31, 2012.

About GeoVax

GeoVax Labs, Inc. is a biotechnology company developing human vaccines for diseases caused by HIV (Human Immunodeficiency Virus – that leads to AIDS). GeoVax's HIV/AIDS vaccine technology is exclusively licensed from Emory University in Atlanta, GA, and is the subject of more than 20 issued or filed patent applications. GeoVax vaccines are designed for use in uninfected people to prevent acquisition of HIV-1 and limit the progression to AIDS should a person become infected. GeoVax vaccines also may be effective as a therapeutic treatment (for people already infected with the HIV-1 virus).

GeoVax's core vaccine technologies were developed by Dr. Harriet Robinson, Chief Scientific Officer, through a collaboration of colleagues at Emory University's Vaccine Center, the National Institutes of Health (NIH), the Centers for Disease Control and Prevention (CDC) and GeoVax.

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GeoVax’s vaccines have moved forward in human clinical trials conducted by the HIV Vaccine Trials Network (HVTN) based in Seattle, Washington. The HVTN, funded through a cooperative agreement with the NIH, is the largest worldwide clinical trials program dedicated to the development and testing of HIV/AIDS vaccines. Preclinical work enabling evaluation of the GeoVax DNA and MVA vaccines was funded and supported by the National Institute of Allergy and Infectious Disease (NIAID), which provided additional support to the GeoVax vaccine development program with a $20 million Integrated Preclinical/Clinical AIDS Vaccine Development (IPCAVD) grant awarded in late 2007.

For more information, please visit www.geovax.com.

About GeoVax’s Technology

GeoVax’s unique two component vaccine, a recombinant DNA and a recombinant modified vaccinia Ankara (MVA), is designed to stimulate both anti-HIV T cell and anti-HIV antibody immune responses. Stimulation of both T cells and antibodies differentiates the GeoVax vaccine from many other vaccine candidates. GeoVax’s DNA and MVA vaccines are used in a prime/boost protocol in which priming is done with the DNA and boosting with the MVA. Both the DNA and MVA express the three major proteins of the AIDS virus: Gag, Pol, and Env, and produce non-infectious virus-like-particles. These particles contain proteins that mimic more than half of the components of the HIV virus, but cannot cause AIDS. This multi-protein approach is designed to elicit a broad multi-target protective T cell response. The Env protein is designed to elicit a protective antibody response against the natural form of the virus envelope glycoprotein as well as protective T cells. GeoVax’s vaccines are unique in expressing virus like particles that display the trimeric membrane bound form of the HIV-1 envelope glycoprotein. All preventative Phase 1 human clinical trials conducted to date tested various combinations and doses of our DNA and MVA vaccines, their ability to raise anti-HIV humoral (antibody) and cellular (cytotoxic T cell) immune responses, as well as the vaccines’ safety.

About HIV/AIDS

AIDS is an epidemic that can affect anyone, regardless of race, gender, age or sexual orientation. 33 million people are currently infected globally and it is estimated that there will be 2.5 million new infections this year. Since the beginning of the epidemic, over a million people in the U.S. have contracted the virus. Every 9½ minutes, someone in the U.S. is infected with AIDS. Globally, HIV is the top killer among women of reproductive age. HIV is a worldwide disease with different subtypes (or clades) of the virus predominating in different regions of the world. Clade B is the predominant subtype in North America. Globally, most infections involve subtypes AG, B, and C. GeoVax vaccines are currently designed t function against clade B. In 2008, antiretroviral treatment in low and middle income countries was restricted to about 3 million people. In the United States, about 50% of those who are infected are estimated to be on drug treatment.

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Forward-Looking Statements

Certain statements in this document are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act. These statements are based on management's current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors, including whether: HVTN will commence, complete enrollment, and generate data regarding GeoVax vaccine clinical trials as and when expected, GeoVax can develop and manufacture its vaccines with the desired characteristics in a timely manner, GeoVax's vaccines will be safe for human use, GeoVax's vaccines will effectively prevent AIDS in humans, vaccines will receive regulatory approvals necessary to be licensed and marketed, GeoVax raises required capital to complete vaccine development, there is development of competitive products that may be more effective, less costly, or easier to use than GeoVax's products, GeoVax will be able to enter into favorable manufacturing and distribution agreements, and other factors, over which GeoVax has no control. GeoVax assumes no obligation to update these forward-looking statements, and does not intend to do so. More information about these factors is contained in GeoVax's filings with the Securities and Exchange Commission including those set forth at "Risk Factors" in GeoVax's Form 10-K.

FINANCIAL TABLES FOLLOW

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GEOVAX LABS, INC.
Statements of Operations Data
(amounts in thousands, except per share data)

	Year Ended
	December 31,
	2011	2010
Grant Revenue	$4,899	$5,185

Operating expenses:
Research and development	4,276	4,794
General and administrative	2,972	3,162
	7,248	7,956
Loss from operations	(2,349)	(2,771)
Interest income	2	24

Net loss	$(2,347)	$(2,747)

Net loss per common share	$(0.15)	$(0.18)

Weighted averages shares outstanding	15,736	15,651

Balance Sheet Data
(amounts in thousands)

	December 31,
	2011	2010
Cash and cash equivalents	$1,168	$1,079
Working capital	476	1,081
Total assets	1,645	2,358
Deficit accumulated during the development stage	(22,632)	(20,285)
Total stockholders’ equity	704	1,836

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